Exhibit 99.1

THE REALREAL PROVIDES BUSINESS UPDATE

SAN FRANCISCO, June. 9, 2020 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, consigned luxury goods—today provided a business update in accordance with the SEC’s disclosure guidance with respect to the ongoing COVID-19 pandemic.

The RealReal has seen substantial recovery in its business over the course of the COVID-19 pandemic. From mid-March, when San Francisco Bay Area shelter-in-place directives began going into effect, through mid-April, Gross Merchandise Value (GMV) declined approximately 44% year over year (YoY). Since then, GMV trends have improved. April GMV declined approximately 33% YoY, and May GMV declined approximately 19% YoY. GMV declines continued moderating throughout May, with GMV declining 16% YoY from mid-May through the end of the month. These GMV improvements have continued into June, with GMV declining 11% YoY from June 1 through June 7. These growth rates compare with YoY GMV growth of approximately 30% prior to the shelter-in-place directives.

As previously disclosed, the company believes the primary limitation on GMV has been its ability to process supply under the shelter-in-place restrictions. Demand (as measured by four day sell-through) remained healthy in April and May, and traffic sessions remained positive for March, April and May on a YoY basis despite significant reductions in advertising spend.

The combined impact of a return to higher staffing levels in its warehouses and efficiency benefits from investments in automation have increased the company’s capacity to process new supply at pre-COVID levels in terms of items per day. The RealReal is well-positioned to continue recovering as supply trends improve, subject to any new restrictions that may be placed on the company’s operations by local or state government authorities in the future. Supply units shipped to the company’s e-commerce facilities increased approximately 47% month over month in May, though supply units are still below pre-COVID levels. The company has conducted nearly 20,000 virtual appointments since launching the service in response to the pandemic, and interest in its vendor channel from business sellers has increased 10 times vs. pre-COVID levels. Together, virtual appointments and vendor interest have markedly improved the company’s ability to source supply.

Given the return of processing capacity to pre-COVID levels and continued improvements in supply and GMV trends, The RealReal has begun reinvesting in growth as compared with planned expense reductions of more than $70 million as detailed in our Q1 2020 earnings announcement on May 6, 2020. The company has recalled a substantial portion of its furloughed employees and resumed marketing investments and hiring in its technology teams. The company will adjust operating expenses based on trends in the business. In addition, certain COVID-driven operating expenses such as PPE and deep cleaning services remain at elevated levels.

Conditions remain volatile with the company’s retail stores temporarily closed except for consignment drop-off and continued supply headwinds in areas such as New York City. In addition, the continued evolution of the COVID-19 pandemic and social unrest may disrupt the company’s operations, slow its ability to access supply in consignors’ homes and, as a result, negatively impact consumer demand. The RealReal will continue to closely monitor the development of the COVID-19 pandemic; federal, state and local operating restrictions; and

changes in consignor and buyer activity on its platform. The company expects to continue to adjust its operating plans, and its actual results could differ materially from those reflected in this press release.

The following table represents GMV trends for each month beginning January 2020 through May 2020; the first and second half of March, April and May; as well as the period June 1 through June 7:

	January	February	March	April	May	3/1 - 3/15	3/16 - 3/31	4/1 - 4/30	5/1 - 5/15	5/16 - 5/31	6/1 - 6/7

Y/Y Growth	28%	30%	-15%	-33%	-19%	17%	-44%	-21%	-22%	-16%	-11%

The information in this press release will be discussed on the Stifel 2020 Cross Sector Insight Conference webcast later today and reflects preliminary information available as of this date. You can access this webcast on The RealReal’s investor relations page of its website at https://investor.therealreal.com/news-events/events.

The RealReal expects to release financial results for the second quarter ended June 30, 2020 in early August.

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, consigned luxury goods. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have 150+ in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by hundreds of brands, from Gucci to Cartier, supporting the circular economy. We make consigning effortless with free in-home pickup, drop-off service and direct shipping for individual consignors and estates. At our stores in LA, NYC and San Francisco, customers can shop, consign, and meet with our experts. At our 10 Luxury Consignment Offices, four of which are in our retail stores, our expert staff provides free valuations.

Investor Relations Contact:

Paul Bieber

Head of Investor Relations

paul.bieber@therealreal.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.